**VIA EMAIL (rcoggins@spanamerica.com)**
Span-America Medical Systems, Inc.
70 Commerce Center
Greenville, South Carolina 29615
Attn: Richard Coggins

Re: Temporary extension of Maturity Date of $10,000,000.00 Revolving Line of Credit Loan (the "Loan") from **TD Bank, N.A.**, a National Association ("Lender") to **Span-America Medical Systems, Inc.**, a South Carolina corporation (the "Borrower").

Dear Mr. Coggins:

Reference is made to that certain Amended and Restated Loan Agreement dated December 9, 2011 relating to the Loan referenced above (the "Loan Agreement"). Any capitalized terms used but not defined herein shall have the meaning set forth in the Loan Agreement. You have requested and we have agreed, subject to the terms and conditions hereof, to extend the Maturity Date (as defined in Section 1.16 of the Loan Agreement) to **May 30, 2015**.

This temporary extension is limited to the time period specified herein and may not be construed to extend beyond such date or modify or waive any other term or covenant of the Loan Agreement or any other Loan Document. PROVIDED, FURTHER, that no prior or subsequent course of conduct between Borrower, Lender or any other party shall directly or indirectly limit, impair or otherwise adversely affect any of Lender's rights, interests or remedies under the Loan Agreement or any other Loan Document or, except as expressly provided herein, obligate Lender to agree to, or to negotiate or consider an agreement to, any waiver or extension of any obligation or default by any Obligor under any Loan Document or any amendment to any term or condition of any Loan Document.

If you accept these conditions please acknowledge such acceptance below. Further, should you have any questions concerning the foregoing, please do not hesitate to contact me.

Sincerely,

Michael B. Cooper, Vice President

AGREED TO AND ACCEPTED to be effective as of the date set forth above:

SPAN-AMERICA MEDICAL SYSTEMS, INC. (SEAL)

Richard Coggins, Chief Financial Officer